INDEX TO EXHIBIT

                                                           Sequentially
                                                             Numbered
          Exhibit No.              Description                 Page

          10.32          Asset Purchase Agreement             1-37

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                               ASSET PURCHASE AGREEMENT

                    AGREEMENT, dated as of April 28, 1995, by and between SUPERIOR TECHNOLOGY, INC., a Texas corporation with offices at 13636 Neutron Road, Dallas, Texas 75244-4410 (the "Seller"), and AMERICAN CIRCUIT BREAKER CORPORATION, a New York corporation with offices at P.O. Box 1308, U.S. Highway 52 North, Albemarle, North Carolina 28002 (the "Purchaser").

                                 W I T N E S S E T H:

                    WHEREAS, Seller is engaged through an unincorporated division in the manufacture and sale of electrical meter mounting equipment, including without limitation, meter sockets and accessories, and related products at plant facilities located in Paris, Texas and Canton, Ohio, respectively (the "Business"); and

                    WHEREAS,  Seller  is   a  wholly-owned  subsidiary   of
          ELECTRIC AND GAS TECHNOLOGY, INC., a Texas corporation (the " Seller Parent Entity"); and

                    WHEREAS,  THE   PROVIDENT  GROUP,   INC.,  a   Delaware
          corporation  ("PROVIDENT"),  is   an  Affiliate  (as  hereinafter
          defined in Section 11.9) of Purchaser; and

                    WHEREAS, Seller desires to sell, and Purchaser desires to purchase, the Business and Purchased Assets (as hereinafter defined), subject to the terms and conditions set forth below;

                    NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                    ARTICLE I.  PURCHASE AND SALE OF THE BUSINESS.

          1.1 The Transaction. Upon the terms and subject to the conditions hereinafter set forth, at the Closing (as hereinafter defined), Seller shall sell, transfer, assign and deliver to Purchaser, and Purchaser shall purchase, accept, assume and receive, all of Seller's right, title and interest in, to or arising from the Business as an operating business, including the Purchased Assets (as hereinafter defined).

          1.2 Purchased Assets. As used herein, the term "Purchased Assets" shall mean and include all of the assets, properties, rights and claims of any kind or nature (whether or not recorded

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          on the books of Seller) used in, relating to or arising  from the conduct  of the Business, whether tangible or intangible, whether
          real,  personal   or  mixed,   whether  accrued,   contingent  or
          otherwise, and wherever located (whether at the Facilities (as hereinafter defined) or at any other location), including without
          limitation:   (i) all  of Seller's fixed  assets relating  to the
          Business, including  without limitation,  leasehold improvements,
          fixtures,  machinery  and  equipment,   tools,  dies,  furniture,
          furnishings,  plant  and  office  equipment  (including  copying,
          telecommunication,   telefax   and    computer   equipment)   and
          automobiles and  other motor  vehicles, except  for the  Excluded
          Equipment  (as   hereinafter  defined);   (ii) all  of   Seller's
          inventories relating to the Business, including supplies, raw materials, work-in-process, finished goods and goods-in-transit
          from  suppliers  or  manufacturers,   except  for  the   Excluded
          Inventory (as hereinafter defined); (iii) all of Seller's right, title and interest in and under any contracts, agreements, leases, general intangibles and trademark and other licenses relating to the Business; (iv) all operating data and records of Seller, including without limitation, books, records (including any certifications or approvals of Underwriters Laboratory, Canadian Standards Association, Norma Oficial Mexicana or other similar organizations), ledgers, sales and promotional data, advertising materials, customer lists, credit information, cost and pricing information, supplier lists, purchase and sales orders, quotations, business plans, reference catalogs, and all rights relating to computer programs and software for the
          Purchased Assets utilized by Seller in connection with the Business (including all electronic data processing systems, program specifications, service codes, input data, report layouts
          and   formats,   record   file  layouts,   diagrams,   functional
          specifications,  narrative  descriptions,  flow  charts  and  all
          documentation  relating   thereto);  (v)   all  engineering   and
          production designs,  drawings, formulae,  technology, proprietary
          information,  inventions,  trade  secrets,   know-how  and  other
          similar   data  owned  by   Seller;  (vi)  all   issued  patents,
          trademarks,  trademark  registrations,  copyrights,  trade  names
          (including, without limitation, the right to use the names "SUPERIOR", "SUPERIOR SWITCHBOARD AND DEVICES" and "SUPERIOR
          TECHNOLOGY"  and  all   simulations,  variations  or  derivations
          thereof), service marks, confidential information, slogans, logos and similar rights, and any other intellectual properties owned by Seller and used in connection with the Business, together with all common law rights and good will associated with any of the items set forth herein; (vii) all permits and licenses from all governmental authorities held by Seller in connection with the Business; (viii) all claims and rights under contracts of Seller, causes of action, judgments, claims, demands and rights of recovery or set-off of whatever nature; and (ix) all other assets and properties relating to the operation of the Business, together with all rights and claims derived therefrom, excluding,

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          however, those assets, properties, rights and claims set forth in
          Section 1.3 hereof.

          1.3 Excluded Assets. Seller shall retain following the Closing all of Seller's right, title and interest as at the
          Closing in and to each of the following assets, properties, rights and claims of Seller relating to the Business: (i) all interests in real property owned or leased (whether written or oral) by Seller in connection with the plant facilities of the Business located at: (A) 2615 N.W. Loop 286, Paris, Texas 75461;
          (B) 900 East Tuscarawas Street, Canton, Ohio 44701; and (C) 49 Howden Road, Scarborough, Ontario, Canada M1R 3C9, respectively (the "Facilities"); (ii) the equipment and other assets located at the Paris, Texas and Canton, Ohio Facilities and set forth on
          Exhibit 1.3 annexed hereto (the "Excluded Equipment"); (iii) all assets and properties owned by HYDEL (as hereinafter defined) and located at the Scarborough, Ontario Facility, except as set forth in the Ontario Assets Agree-ment (as hereinafter defined); (iv) all finished goods inventory located at the remote warehouse locations at 8520J Corridor Road, Savage, Maryland 20763 and 8570 N.W. 68th Drive, Miami, Florida 33613, respectively (the "Excluded Inventory"); (v) all accounts receivable of Seller relating to the Business; (vi) all cash on hand, cash equivalents and bank deposits; and (vii) all insurance policies of Seller relating to the Business (collectively, the "Excluded Assets"). Notwithstanding anything to the contrary contained in this Agreement, Seller shall not sell, and Purchaser shall not acquire, pursuant to the terms hereof any assets, properties or facilities relating to Seller's Superior test switch manufacturing business located in Canton, Ohio (the "Test Switch Business").

          1.4 Assumed Liabilities. Purchaser shall assume, as of the Closing Date, and pay, perform and discharge all obligations of Seller for future performance solely from and after the
          Closing Date under only those contracts, agreements and commitments (including purchase and sale orders) entered into by Seller in connection with the Business and set forth in Exhibit
          1.4 annexed hereto, as such assumed contracts, agreements or commitments may be amended and modified subsequent to the Closing (the "Assumed Liabilities"). The parties hereby acknowledge and agree that Purchaser shall not assume any obligations under any contract, agreement or commitment relating to the Business, and any such contract, agreement or commitment shall not be included as Assumed Liabilities hereunder, unless and until all consents or approvals of third parties required as a condition to the assignment thereof shall have been obtained.

          1.5 Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, except as expressly provided in Section 1.4 hereof, Purchaser shall not assume, and expressly disclaims responsibility for, any debts, liabilities,

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          obligations or commitments of Seller, Seller Parent Entity or any other party of any kind or nature whatsoever with respect to the Business or Purchased Assets, including, without limitation, the following:

                    (a) all liabilities and obligations relating to the Business, whether or not set forth on Exhibit 3.5 annexed hereto, including without limitation, any liabilities and obligations to creditors arising under any applicable bulk transfer laws as set forth in
               Section 10.6 hereof;

                    (b) all liabilities and obligations for taxes of any kind for the period up to and including the Closing Date, including without limitation, Federal, state and local taxes, income, sales and use, ad valorem duties and assessments, FICA, contributions and profit sharing deductions relating to the operation of the Business or otherwise, and all taxes related to or arising from the transfers contemplated by this Agreement;

                    (c) all liabilities and obligations to employees of the Business of any kind or nature, including those for salaries and employment benefits, accident, disability, health and workers' compensation insurance or benefits, and all other liabilities and obligations to employees, whether arising from events or occurrences for any period either prior to or following the Closing Date;

                    (d) all liabilities and obligations under any pension, profit-sharing, employee stock ownership or other employee benefit or welfare plans maintained or contributed to by Seller;

                    (e) all liabilities and obligations with respect to litigation, actions, proceedings, investigations or legal, administrative, arbitration or other methods of settling disputes or disagreements, or other governmental investigations, if any, pending at the Closing or threatened on or prior to the Closing or arising after the Closing as a result of events occurring prior to the Closing; and

                    (f) all liabilities and obligations arising from or in connection with any regulation, administrative ruling or other order or decree of any Federal, state or local agency or commission, or the violation of any Federal, state or local act, statute, rule or regulation, decree or ordinance (including without limitation, relating to environmental protection)

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               pending at the Closing or arising after the Closing as a
               result of events occurring prior to the Closing.

                    1.5.1 Notwithstanding anything to the contrary herein contained, Seller shall fully pay, perform and discharge each of the Excluded Liabilities relating exclusively to the Business and/or Purchased Assets in accordance with the terms thereof.

          1.6 No Employees. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall not offer, and shall not, at any time, be deemed to offer, employment to any person employed (or formerly employed) by the Business. Seller shall be solely and exclusively responsible for all payments of any kind or nature whatsoever in respect of any employees of the Business, including without limitation, payroll or other compensation or pursuant to any pension or welfare benefit plans maintained in connection with the Business and any health or other insurance benefits, in respect of any period prior to, at or following the Closing. Purchaser shall have no responsibility of any kind or nature whatsoever for any such payments in respect of any employee of the Business, except for the Purchaser Severance Obligation (as hereinafter defined), if any.

                    1.6.1 In the event that Seller shall elect to terminate the employment of any person employed by the Business on or at any time following the Closing Date, then Seller shall be solely and exclusively responsible for such termination of employees of the Business, including without limitation, any severance payments relating thereto; provided, however, that, if the termination of any such Business employee shall occur within ninety (90) days following the Closing Date, then Purchaser shall pay to Seller, or reimburse Seller for, an amount equal to the lesser of: (i) fifty (50%) percent of the total out-of-pocket costs and expenses actually incurred by Seller in connection with the termination and severance of employees of the Business; and
          (ii) $15,000.00 in the aggregate (the "Purchaser Severance Obligation"). In addition, Seller shall be solely responsible to comply with the provisions of the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any other applicable Federal, state or local laws and regulations relating to any termination of employees of the Business.

                    1.6.2 In addition, at the Closing, Purchaser shall not assume any of Seller's obligations under the Collective Bargaining Agreement, dated as of August 10, 1992, as amended (the "CBA"), between Seller and Local 2192, International Brotherhood of Electrical Workers (the "Union"). Purchaser shall in no event be deemed to be a successor employer under the CBA or applicable law in respect of the Business. Prior to the Closing, Seller shall have duly complied with all of the terms and provisions of the CBA, including without limitation, any notice

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          requirements, applicable  to the transactions  contemplated under
          this Agreement.   In addition,  Seller shall  indemnify and  hold
          harmless Purchaser from any claims, liabilities or obligations whatsoever arising out of or relating to the CBA or any termination of employees of the Business, in accordance with the provisions of Article IX hereof.

          1.7 Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of JOHN W. CLARK, JR., ESQ., Glen Lakes Tower, 9400 North Central Expressway, Suite 1320, Dallas, Texas 75231, at 10:00 A.M., local time, on April 28, 1995 (the "Closing Date"), or such other date, time and place as shall be mutually agreed to among the parties.

                            ARTICLE II.  PURCHASE PRICE.

          2.1 Purchase Price and Payment. The purchase price to be paid by Purchaser to Seller for the Purchased Assets hereunder, in addition to the Assumed Liabilities to be assumed by Purchaser pursuant to Section 1.4 hereof, shall be Three Million Dollars (U.S. $3,000,000.00) in the aggregate (the "Purchase Price"), subject to adjustment as set forth in Section 2.2 hereof. The Purchase Price shall be payable by delivery by Purchaser to Seller at the Closing of each of the following: (i) $1,750,000.00 less the Downpayment (as hereinafter defined) and any interest thereon, by wire transfer or immediately available funds to an account (or accounts) designated by Seller (the "Cash Portion"); and (ii) a non-negotiable promissory note (the "Purchase Note"), issued by Purchaser and payable to the order of Seller, in the principal amount of $1,250,000.00, which principal sum shall be payable in twenty-four (24) equal monthly installments of $52,833.33 each, commencing on September 10, 1995 and thereafter on the tenth day of each calendar month through August, 1997. The Purchase Note shall not bear interest and shall otherwise be in the form of Exhibit 2.1 annexed hereto. No payments shall be due in respect of the Purchase Note during the period from and after the Closing Date to August 31, 1995.

               Pursuant to the Escrow Agreement, dated as of February 3, 1995 (the "Downpayment Escrow Agreement"), among Purchaser, Seller and John W. Clark, Jr., Esq., as Escrow Agent, among other matters, Purchaser deposited into escrow with the Escrow Agent a downpayment in the amount of $50,000.00 (the "Downpayment"). On April 27, 1995, the Downpayment Escrow Agreement was terminated by the parties, and pursuant to the terms thereof, the Escrow Agent released the Downpayment, together with all interest thereon, to Seller. Following such release, Seller shall continue to hold the Downpayment pending the Closing hereunder. At the Closing, the Downpayment, together with any interest thereon (from the date of original deposit thereof with the

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          Escrow Agent),  shall be  released and deemed  paid to  Seller as part of the Cash Portion of the Purchase Price hereunder.

               2.1.1 Pursuant to the terms of the Loan Agreement, dated as of November 24, 1993 (the "CIT Loan Agreement"), among THE CIT GROUP/CREDIT FINANCE, INC., as Lender ("CIT"), and Seller and its Affiliates, as Borrowers, CIT has made certain revolving loans to Borrowers. As security for such loan obligations, Seller has granted to CIT a security interest in, and lien on, its inventory, equipment and other collateral, including without limitation, the Purchased Assets. On or prior to the Closing Date, Seller shall cause CIT to deliver to Purchaser Form UCC-3 financing statements duly executed and in form ready for recordation and filing and such other documentation as may reasonably be requested by Purchaser and its counsel evidencing the termination of such security interest and liens on the Purchased Assets (the "CIT Termination Documents"). The parties hereby acknowledge that, in connection with the CIT Termination Documents, Seller will pledge to CIT its rights under the Purchase Note pursuant to the terms of a Note Pledge and Security Agreement to be entered into between Seller and CIT.

                    2.1.2    Notwithstanding   anything  to  the   contrary
          contained in this Agreement, Purchaser shall not be entitled to setoff its obligation to pay any amounts due under the Purchase Note against any claim for indemnification by Seller pursuant to
          Section 9.2 hereof, except if such indemnification claim shall be due to: (i) the failure of Seller to pay, perform or discharge any Excluded Liabilities (including without limitation, any liabilities to creditors under any applicable bulk transfer laws pursuant to Section 10.6 hereof) in accordance with the terms thereof; (ii) any termination of employees of the Business or in connection with any obligations under the CBA as set forth in
          Section 1.6.2 hereof; or (iii) any fraudulent or willful misrepresentation or breach by Seller of the terms and provisions hereof. In addition, Seller hereby covenants and agrees, on or prior to the Closing Date, to execute and deliver, and to cause CIT to duly execute and deliver, the Subordination and Intercreditor Agreement (the "Intercreditor Agreement") requested by Transamerica Business Credit Corporation ("TRANSAMERICA"), Purchaser's lending institution, in respect of the Purchase Note. The parties hereby acknowledge and agree that, if Purchaser shall be unable to make any payment of principal or other amounts due to Seller under the Purchase Note resulting from the terms and provisions of the Subordination Agreement, then such failure to pay shall not, in any manner, be deemed to constitute a default or event of default by Purchaser under the Purchase Note.

                    2.1.3 In addition to the CIT Termination Documents, on or prior to the Closing Date, Seller shall deliver or cause to be delivered to Purchaser Form UCC-3 financing statements duly executed and in form ready for recordation and filing and such

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          other documentation as may reasonably be requested by Purchaser and its counsel evidencing termination of all other security interests and liens on the Purchased Assets, including without limitation, the security interests and liens previously granted by Seller and/or its Affiliates to Independence Funding Co., Ltd., Central Bank, National Business Finance, Inc. and the Seller Parent Entity (the "Additional Termination Documents").

          2.2 Adjustment to Purchase Price. The Cash Portion of the Purchase Price set forth in Section 2.1 above shall be increased or decreased on a dollar-for-dollar basis by the amount of the increase or reduction, if any, in the aggregate value of Seller's inventory relating to the Business (including raw materials, work in process and finished goods) (the "Adjustment"). For purposes hereof, all such inventory of Seller relating to the Business shall be valued net of any applicable reserves maintained in accordance with generally accepted accounting principles consistently applied.

                    2.2.1 The parties hereby acknowledge and agree that, within one (1) week prior to the Closing at a mutually designated time, duly authorized representatives of Seller and Purchaser shall jointly conduct, at Seller's sole expense (except for any expenses relating to Purchaser's representatives), a physical count of Seller's inventory relating to the Business. Upon completion thereof, the parties will then, as an interim matter, adjust payment of the Purchase Price based upon such physical count (the "Interim Adjustment").

                    2.2.2 Promptly after the Closing, selected balance sheet items of the Business consisting of Seller's inventory and such other items as may be requested by Purchaser as of the Closing Date (the "Closing Asset Schedule") shall be prepared by Seller's accountants, at Seller's sole expense, in accordance with generally accepted accounting principles consistently applied. The Closing Asset Schedule shall be delivered by Seller to Purchaser, together with a calculation of the Adjustment (taking into account the Interim Adjustment), as soon as possible following the Closing Date, but in no event later than sixty
          (60) days thereafter. In the event that, within thirty (30) days after delivery of the Closing Asset Schedule, Seller shall not have received a written notice from Purchaser to the effect that Purchaser objects to the determination of the Adjustment based upon the Closing Asset Schedule (the "Objection Notice"), then such determination of the Adjustment shall be final, binding and conclusive upon all parties hereto. In the event, however, that Purchaser shall have given the Objection Notice to Seller within such thirty-day period, and the parties shall be unable to resolve the objections set forth in the Objection Notice by good faith negotiations within ten (10) business days after the delivery thereof, then a final determination of the Adjustment shall be made by arbitration in New York, New York under the

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          rules of the American Arbitration Association then in effect, and such arbitration shall be final, binding  and conclusive upon all
          parties hereto.   The costs  and expenses incurred  in connection
          with such arbitration shall be borne fifty (50%) percent each by Purchaser and Seller.

          2.3 Allocation of Purchase Price. The parties have agreed, following arm's length negotiations, to allocate the Purchase Price among the Purchased Assets and Non-Competition Agreements set forth in Section 10.7 hereof on the basis set forth in Schedule A annexed hereto (the "Allocation Statement").

                    2.3.1 Seller and Purchaser hereby agree to report an allocation of such Purchase Price and Assumed Liabilities among the Purchased Assets and Non-Competition Agreements in a manner entirely consistent with the Allocation Statement, and agree to act in accordance with such Allocation Statement in connection with the preparation of financial statements and filing of all tax returns, and in the course of any tax audit, tax review or tax litigation relating thereto.

               ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF SELLER.


                    Seller hereby makes the following representations and warranties to Purchaser, each of which shall be deemed material (and Purchaser, in executing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties):

          3.1 Valid Corporate Existence; Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has the corporate power to carry on its business as now being conducted and to own its assets. Seller is duly qualified to conduct business and is in good standing as a foreign corporation in those jurisdictions set forth on Exhibit 3.1, which are the only jurisdictions in which Seller is required to qualify in order to own the Purchased Assets or to carry on the Business as now conducted. The copies of the Articles of Incorporation (as certified by the Secretary of State of the State of Texas) and By-Laws (as certified by the Secretary of Seller), as amended to date, of Seller, which will be delivered to Purchaser at least ten (10) days prior to the Closing, are true and complete copies of those documents as now in effect.

          3.2 Subsidiaries. Except as set forth in Exhibit 3.2, Seller does not have any subsidiaries, nor does Seller own any capital stock or proprietary interest in any corporation, partnership or other business entity.

          3.3 Consents. Exhibit 3.3 sets forth a complete list of all consents and approvals of governmental and other regulatory agencies, foreign or domestic, and of other third parties which are required to be obtained by or on behalf of Seller and/or the Seller Parent Entity in order to enable each such party to enter into and carry out this Agreement in all material respects. All such requisite consents have been, or prior to the Closing will have been, obtained.

          3.4 Corporate Authority; Binding Nature of Agreement. Seller has the full power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors and Seller Parent Entity, as the sole stockholder of Seller, and no other corporate proceedings on the part of Seller and/or Seller Parent Entity is necessary in order to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Seller and is enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium or similar laws relating to the enforcement of creditors' rights generally and the application of general principles of equity. In connection with the foregoing, Seller represents and warrants that the Purchase Price, together with the assumption of the Assumed Liabilities hereunder, constitutes fair consideration for, and a reasonably equivalent value of, the Purchased Assets.

          3.5 Liabilities. As of the date hereof, Seller, in respect of the Business, has no debts, liabilities or obligations, contingent or absolute, other than those debts, liabilities and obligations set forth on Exhibit 3.5 annexed hereto. As set forth in Section 1.4 above, Purchaser shall not assume any debts, liabilities or obligations in respect of the Business, except for the Assumed Liabilities set forth on Exhibit
          1.4 hereto.

               [Section 3.6 - intentionally omitted.]

               [Section 3.7 - intentionally omitted.]

          3.8 Adverse Developments. Except as set forth in Exhibit 3.8, since November 30, 1994, there have been no material adverse changes in the assets, properties, operations or financial condition or prospects of the Business. Seller, after reasonable inquiry, does not know of any development or threatened development of a nature that is, or which could be reasonably expected to have, a material adverse effect upon the Business or any Purchased Assets.

          3.9 Taxes. All Federal, state, local and foreign income, gross receipts, profits, franchise, sales, goods and services, use, occupancy, excise, and custom duties and other taxes and assessments (including interest and penalties) (collectively, the "Taxes") payable by, or due from, Seller and/or the Seller Parent Entity in connection with the Business have been fully paid or adequately disclosed and fully provided for. Except as set forth on Exhibit 3.9, there are no tax deficiencies proposed or threatened by any governmental or regulatory agency or authority against Seller and/or the Seller Parent Entity in connection with the Business.

                    3.9.1 Seller shall be solely liable for all of the Taxes payable at any time in connection with the operations of the Business and Purchased Assets during the period to and including the Closing Date, and to the extent that all of such Taxes are not fully satisfied, remain liable therefor following the Closing Date. In addition, Seller shall be solely responsible for the timely filing of all tax returns and reports with respect to the operations of the Business and Purchased Assets with respect to such period.

          3.10 Ownership of Assets. Except as set forth in Exhibit 3.10, Seller owns outright, and has good, valid and marketable title to, all of the assets, properties and businesses constituting the Purchased Assets, free and clear of all liens, mortgages, pledges, security interests, conditional sales agreements, restrictions on transfer or other encumbrances, claims or charges of any kind or nature whatsoever.

          3.11 Intellectual Property. Exhibit 3.11 sets forth a true and complete list and brief description of all patents, copyrights, trademarks, service marks, trade names, proprietary know-how and other similar intangible assets which constitute a portion of the Purchased Assets. Except as set forth in Exhibit 3.11, no other person, firm or corporation has any proprietary or other interest in any such intangible assets, and Seller is not a party to or bound by any license or other agreement requiring the payment to any person, firm or corporation of any royalty with respect thereto. Seller, after reasonable inquiry, does not know of any violation by others of any such copyrights, trademarks, service marks, trade names or patent rights. Seller is not infringing upon any patent, copyright, trade name, trademark or service mark or are otherwise misappropriating or violating the rights of any third party with respect thereto, and no proceedings have been instituted or, to the knowledge of Seller, after reasonable inquiry, are threatened, and no claim has been received by Seller alleging any such violation.

          3.12 Insurance. Exhibit 3.12 sets forth a true and complete list and brief description of all policies of fire, liability and other forms of insurance held by Seller as of the date hereof in respect of the Business and Purchased Assets. All such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently.

          3.13 Litigation. Except as set forth in Exhibit 3.13, there are no actions, suits, proceedings or governmental investigations relating to or involving Seller in respect of the Business or any Purchased Assets by or before any court or governmental or other regulatory agency or commission either pending or, to the knowledge of Seller, after reasonable inquiry, threatened, or any outstanding order, injunction, judgment, writ, award or decree against Seller, the Business or any Purchased Assets; and Seller, after reasonable inquiry, does not know of any basis for any of the same.

          3.14 Compliance with Laws. Except as set forth in Exhibit 3.14, the operation of the Business and the Purchased Assets has been conducted in compliance with all applicable laws, ordinances, rules, regulations and other requirements of all Federal, state, municipal and other political subdivisions and commissions, bureaus, agencies and instrumentalities thereof having jurisdiction over the Business and Purchased Assets, including, without limitation, with respect to wages, hours, hiring, promotion, retirement, nondiscrimination, air and water pollution, zoning, health, safety and other working conditions, pension and other employee benefits, securities, antitrust, trade regulation, warranties and consumer protection.

          3.15      Environmental Protection.      Except as  set forth  in
          Exhibit 3.15, Seller, in connection with the Business, is in compliance with all Federal, state, local and foreign laws and guidelines relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation, ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, petroleum or petroleum products, or industrial, toxic or hazardous substances or wastes (collectively, the "Environmental Laws"), and has obtained all permits, licenses and authorizations required thereunder. Except as set forth in Exhibit 3.15, there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice or demand letter, notice of violation, investigation, proceeding pending, or to the knowledge of Seller, after reasonable inquiry, threatened, against Seller, the Business or Purchased Assets relating in any manner to any such Environmental Laws or any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, and Seller, after reasonable inquiry, is not aware of any reasonable basis therefor.

          3.16      Products Liability. Except    as    set     forth    in
          Exhibit 3.16: (a) there is no claim, action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending, or to the knowledge of Seller, after reasonable inquiry, threatened, against or involving Seller in connection with any product relating to the Business or Purchased Assets alleged to have been manufactured, shipped or sold by Seller and alleged to have a defect in manufacture or design, including without limitation, any failure to warn of the defect, nor to the knowledge of Seller, after reasonable inquiry, is there any reasonable basis therefor; (b) to the knowledge of Seller, after reasonable inquiry, there has not been any Occurrence (as defined below); (c) since April 1, 1994, to the knowledge of Seller, after reasonable inquiry, there has not been any product recall, rework or retrofit relating to any product which has been manufactured, shipped or sold by the Business; and
          (d) there are no design defects resulting in hazardous conditions, including without limitation, any failure to warn of any design defects, involving any product manufactured, shipped or sold in connection with the Business. For purposes hereof, "Occurrence" shall mean any accident, happening or event caused or allegedly caused by any hazard or defect or alleged hazard or alleged defect in the manufacture, design, materials or workmanship, including without limitation, any failure or alleged failure to warn of the hazard, defect or alleged hazard or alleged defect, of any product (including any parts or components thereof) relating to the Business which results or is alleged to have resulted in injury or death to any person or damage to or destruction of the product itself (or any parts or components thereof) or other consequential damages.

          3.17 Agreements and Obligations; Performance. Except as listed and briefly described in Exhibit 3.17 annexed hereto (the "Listed Agreements"), Seller is not a party to any written agreement or other contractual commitment, understanding, obligation, including any purchase or sale orders, relating to the conduct of the Business or any of the Purchased Assets which involves aggregate payments or receipts in excess of $10,000.00, including without limitation: (i) contract for the purchase or sale of any materials, products or supplies which contain, or which commits or will commit Seller for a fixed term;
          (ii) contract of employment with any officer or employee not ter-minable at will without penalty or premium or any continuing obligation or liability; (iii) marketing, distribution, franchise, consignment, sales representative, advertising, warehousing, distributorship, management, consulting, advisory, agency or service agreement not terminable at will without penalty or premium or any continuing obligation or liability;

          (iv) any contract or agreement relating to real property, any lease for real or personal property (including borrowings thereon), technical assistance, license or royalty agreement relating to intellectual property or otherwise; (v) union or other collective bargaining agreement; (vi) agreement, commitment or understanding relating to indebtedness for borrowed money;
          (vii) contract which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated by this Agreement; (viii) contract containing covenants limiting the freedom of Seller to engage or compete in any line or business or with any person in any geographical area;
          (ix) contract or option relating to the acquisition or sale of any business; (x) option for the purchase of any real or personal asset, tangible or intangible; or (xi) any other contract, agreement, commitment or understanding which, directly or indirectly, materially affects the operation of the Business or any of the Purchased Assets. A true and correct copy of each of the Listed Agreements has heretofore been delivered by Seller to Purchaser. Each of the Listed Agreements is in full force and effect and Seller has performed all obligations required to be performed by such parties to date under all of the Listed Agreements, is not in default in any material respect under any of the Listed Agreements and have received no notice of any default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn. Seller, after reasonable inquiry, does not know of any default under any of Listed Agreements by any other party thereto or bound thereunder, or any event or circumstance which, after the giving of notice and/or passage of time, would permit any party thereto to terminate any such Listed Agreement.

          3.18 Condition of Assets. Exhibit 3.18 sets forth a list of all machinery, equipment, furniture, vehicles and other personal property comprising a portion of the Purchased Assets. All such machinery, equipment, vehicles and other personal property are in operating condition and working order. Purchaser hereby acknowledges that, on a date which shall be no more than ten (10) days prior to the Closing Date (the "Equipment Inspection Date"), it will inspect such machinery, equipment and other personal property. All such machinery and equipment shall be purchased by Purchaser hereunder on an "as is, where is" basis, except for any changes to such personal property occurring during the period from the Equipment Inspection Date to the Closing Date.

          3.19 Inventory. All inventory comprising a portion of the Purchased Assets is, and on the Closing Date will be, owned by Seller and is and will be valued at the lower of cost or market determined in accordance with generally accepted accounting principles consistently applied. Exhibit 3.19 sets forth all unfilled orders, as of the date hereof, received by Seller in connection with the Business, which unfilled orders have been accepted by Seller in the ordinary course and upon terms and conditions substantially consistent with its past practices.

                    3.19.1 Except as set forth on Exhibit 3.19, the inventory constituting part of the Purchased Assets is not, and on the Closing Date will not be, stored with, or held by, any sales representative, bailee, warehouseman or other similar party at any location other than the Facilities. All such items of inventory stored or held at remote warehouse locations other than the Facilities are owned outright by Seller free and clear of all liens and encumbrances of any kind or nature whatsoever, and are being held for sale by such sales representative or other party on behalf of Seller in the ordinary course consistent with past practices of the Business, and in a manner segregated from other inventories at each such location.

          3.20 Availability of Assets. The Purchased Assets include, except for the Excluded Assets hereunder and any interests in real property, all of the assets and properties necessary to the conduct of the Business by Purchaser in the manner that said Business is presently conducted by Seller.

          3.21      Permits and Licenses.    Exhibit  3.21  sets  forth all
          permits, licenses, orders, franchises and approvals (collectively, the "Permits") from all Federal, state, local and foreign governmental regulatory bodies held by Seller relating to the Purchased Assets and the conduct of the Business. Seller has all Permits of all Federal, state, local and foreign governmental or regulatory bodies, respectively, required of it to carry on the Business as presently conducted. All such Permits are in full force and effect, and to the knowledge of Seller, after reasonable inquiry, no suspension or cancellation of any such Permits is threatened. To its knowledge, after reasonable inquiry, Seller is in compliance with all requirements, standards and procedures of the Federal, state, local and foreign governmental authorities which have issued such Permits.

          3.22 Underwriters Laboratories Certificates. All of the products manufactured or sold by the Business during the past three (3) years which require or carry the label, certification or approval of Underwriters Laboratories ("UL"), Canadian Standards Association ("CSA"), Norma Oficial Mexicana ("NOM") and/or any other similar organization, have been properly and validly certified or approved. All manufacturing standards applied, testing procedures used, and product specifications disclosed and utilized by Seller in connection with the Business have, in each case, fully complied with all requirements established by UL, CSA and/or NOM and all applicable Federal, state or local electrical codes or regulations.

          3.23 Customers and Suppliers. Exhibit 3.23 sets forth a true and correct list of: (a) the ten (10) largest customers of the Business in terms of sales during the twelve-month period ended January 31, 1995, setting forth the approximate total sales by the Business to each such customer during such period; and (b) the five (5) largest suppliers to the Business during the twelve-month period ended January 31, 1995, measured by dollar volume of purchases. In addition, Exhibit 3.23 sets forth all sales representatives of the Business, setting forth the approximate total dollar sales for the twelve-month period ended January 31, 1995. Except as set forth in Exhibit 3.23, Seller has received no notice of termination or an intention to terminate the relationship with the Business, from any customer, supplier or sales representative set forth therein.

          3.24 No Breach. Neither the execution and delivery of this Agreement nor compliance by Seller with any of the provisions hereof nor consummation of the transactions contemplated hereby, will:

                    (a) violate or conflict with any provision of the Articles of Incorporation or By-Laws of Seller;

                    (b) violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any agreement or other document or undertaking, oral or written, relating to the Purchased Assets or the Business to which Seller is a party or by which it may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be obtained);

                    (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets;

                    (d) violate any judgment, order, injunction, decree or award against, or binding upon Seller, the Purchased Assets or the Business; or

                    (e) violate any law or regulation of any jurisdiction relating to Seller, the Purchased Assets or the Business.

          3.25 No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with Purchaser by Seller without the intervention of any broker, finder, investment banker or other third party. Seller has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement. Seller hereby agrees to indemnify Purchaser, and to hold Purchaser harmless, from and against any claim for brokerage or similar commission or other compensation which may be made against Purchaser by any third party in connection with any of the transactions contemplated hereby, which claim shall be based upon any action by or on behalf of Seller.

          3.26 Untrue or Omitted Facts. No representation, warranty or statement by Seller in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading.


              ARTICLE IV.  REPRESENTATIONS AND WARRANTIES OF PURCHASER.

                    Purchaser hereby makes the following representations and warranties to Seller, each of which shall be deemed material (and Seller, in executing, delivering and consummating this Agreement, have relied and will rely upon the correctness and completeness of each of such representations and warranties):

          4.1       Valid Corporate Existence; Good Standing.    Purchaser
          is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the corporate power to carry on its business as now being conducted and to own its assets.

          4.2 Corporate Authority; Binding Nature of Agreement. Purchaser has the power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser. This Agreement constitutes the valid and binding obligation of Purchaser and is enforceable in accordance with its terms, subject to applicable bankruptcy, reorganization, moratorium or similar laws relating to the enforcement of creditors' rights generally and the application of general principles of equity.

          4.3 Consents. Exhibit 4.3 sets forth a complete list of all consents and approvals of governmental and other regulatory agencies, foreign or domestic, and of other third parties which are required to be obtained by or on behalf of Purchaser in order to enable such party to enter into and carry out this Agreement in all material respects. All such requisite consents have been, or prior to the Closing will have been, obtained.

          4.4 No Breach. Neither the execution and delivery of this Agreement nor compliance by Purchaser with any of the provisions hereof nor consummation of the transactions contemplated hereby, will:
                    (a) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Purchaser;

                    (b) violate or, alone or with notice or the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a default under, the terms of any agreement or other document or undertaking, oral or written, to which Purchaser is a party or by which it may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be obtained);

                    (c)  violate  any  judgment,   order,  injunction,
               decree or award against, or binding upon, Purchaser; or


                    (d) violate any law or regulation of any jurisdiction relating to Purchaser.

          4.5 No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with Seller by Purchaser without the intervention of any broker, finder, investment banker or other third party. Purchaser has not engaged, consented to, or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement. Purchaser hereby agrees to indemnify Seller, and to hold Seller harmless, from and against any claim for brokerage or similar commission or other compensation which may be made against Seller by any third party in connection with any of the transactions contemplated hereby, which claim shall be based upon any action by or on behalf of Purchaser.

          4.6 Untrue or Omitted Facts. No representation, warranty or statement by Purchaser in this Agreement contains any untrue statement of a material fact, or omits or will omit to state a fact necessary in order to make such representations, warranties or statements not materially misleading.

                          ARTICLE V.  PRE-CLOSING COVENANTS.

                    Seller hereby covenants and agrees that, from and after the date hereof and until the Closing or earlier termination of this Agreement (the "Pre-Closing Period"):

          5.1       Access.   Seller   shall   afford  to   the   officers,
          attorneys,  accountants and  other authorized  representatives of

          Purchaser free and full access, during regular business hours and upon reasonable notice, to all of the books, records, personnel and properties of Seller and the Business in order that Purchaser may have full opportunity to make such review, examinations and investigations as it may desire of Seller, the Business and Purchased Assets in preparation of the operation of the Business. In addition, if and to the extent requested by any Regulatory Authority (as defined below), Seller shall furnish to Purchaser, promptly following Purchaser's request therefor, written authorization addressed to any Federal, state, local or other governmental agency or authority (the "Regulatory Authorities") permitting the release to Purchaser or its representatives all results of any inquiries, investigations or reports on file with such authority relating to Seller and the Business.

          5.2 Conduct of Business. Seller shall conduct the Business only in the ordinary and usual course, and make no material change in any of its policies without the prior written consent of Purchaser. Seller shall not, without the prior written consent of Purchaser: (i) make any commitments with respect to the Business or Purchased Assets other than in the ordinary course; provided, however, that no lease or capital expenditure commitment shall exceed $5,000.00 individually and all such leases and capital expenditure commitments shall not exceed $20,000.00 in the aggregate; or (ii) sell, assign, transfer or otherwise dispose of any of the Purchased Assets or any rights with respect to the Business other than in the ordinary course.

                    5.2.1 Seller shall not, other than in the ordinary course: (i) dispose of any records relating to the Business or Purchased Assets; (ii) permit or allow any of the Purchased
          Assets to become subject to any mortgage, pledge, lien or encumbrance; (iii) borrow or agree to borrow any funds or incur, or assume or become subject to, whether directly or by way of guarantee or otherwise, any obligation or liability (absolute, contingent or otherwise), except obligations and liabilities incurred in the ordinary course and consistent with past practices of the Business; (iv) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, contingent or otherwise) relating to the Business or Purchased Assets, other than such payment, discharge or satisfaction in the ordinary course and consistent with past practices of the Business; (v) cancel any debts or waive any claims or rights of substantial value included in the Business or Purchased Assets (including settlement of any claims or litigation); (vi) dispose of or permit to lapse, other than through expiration by operation of law, any rights relating to the use of any patent, trademark, service mark, trade name or copyright included as part of the Purchased Assets or dispose of or disclose to any person other than Purchaser (except as necessitated by normal business practices under a confidentiality agreement) any trade secret, formula, process or know-how owned or used by or applicable to the Business or Purchased Assets and not theretofore a matter of public knowledge; (vii) lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any officer, director or employee of Seller or the Business; or (viii) permit the levels of finished goods inventory held at remote warehouse locations other than the Facilities to exceed the levels thereof customarily maintained in connection with the Business and set forth in
          Exhibit 3.19.

                    5.2.2 Seller will not in any manner attempt to accelerate the receipt of income or profits or to defer the incurring of items of expense or deduction during the Pre-Closing Period, except in the ordinary course of business. In addition, Seller shall continue to discount and pay all of its accounts payable relating to the Business, together with all other obligations of Seller relating to the Purchased Assets and Business, as punctually as heretofore paid.

          5.3 Preservation of Business. Seller shall use its best efforts to preserve the Business intact and to keep available the services of its present officers, employees and consultants in connection therewith (except as Purchaser may otherwise approve) and to preserve the good will and business relationships of Seller with customers, suppliers, employees and others.

          5.4 Insurance. Seller shall maintain in force the insurance policies listed in Exhibit 3.12, except to the extent that they may be replaced with equivalent policies at the same or lower rates approved by Purchaser.

          5.5 Consents and Approvals. Seller shall use its best efforts to obtain at the earliest practicable date and prior to the Closing, all requisite consents and approvals of governmental and other regulatory agencies and of other third parties to the consummation of this Agreement, including without limitation, the CIT Termination Documents and Additional Termination Documents. In addition, Seller shall furnish to Purchaser such receipts or other evidence as may be requested by Purchaser from any sales representative or other party at the remote warehouse locations in respect of Seller's finished goods inventory set forth on
          Exhibit 3.19.

          5.6       Financial Information.   Seller shall provide Purchaser
          with such financial and other information relating to the Business as Purchaser may from time to time reasonably request.

          5.7 Supplements to Exhibits. Seller shall deliver to Purchaser from time to time during the Pre-Closing Period amendments and changes to the Exhibits under Article III of this Agreement, disclosing therein all matters arising or discovered after the date hereof which, if existing or occurring or known as of the date hereof, would have been required to be set forth or described in such Exhibits. No supplement or amendment of the Exhibits made pursuant to this Section 5.7 shall be deemed to cure any breach of any representation or warranty made by Seller hereunder.

          5.8 No Breach. Seller shall: (i) use its best efforts to assure that each of its representations and warranties contained herein are true in all material respects as of the Closing as if repeated at and as of such time, and that no material breach or default shall occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing; (ii) not voluntarily take any action or do anything which will cause a breach of or default respecting such covenants, representations or warranties; and
          (iii) promptly notify Purchaser of any event or fact which represents or is likely to cause such a breach or default.

          5.9 No Negotiations. Upon execution hereof and for so long as this Agreement shall remain in effect, neither Seller nor the Seller Parent Entity nor any of their respective officers, Directors, agents, stockholders or Affiliates shall enter into or conduct negotiations, or enter into any agreement or understanding, in connection with the sale or possible sale of the Business or any Purchased Assets or the outstanding capital stock of Seller with any person or entity other than Purchaser.




                       ARTICLE VI.  CONDITIONS PRECEDENT TO THE
                                    OBLIGATIONS OF PURCHASER TO CLOSE.


                    The obligations of Purchaser to enter into and complete the Closing are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by Purchaser (except when the fulfillment of such condition is a requirement of law):

          6.1 Truth of Representations and Warranties. All representations and warranties of Seller contained in this Agreement and in any written statement , Exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as of the Closing Date, as if made at the Closing and as of the Closing Date.

          6.2 Compliance with Covenants. Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each such party prior to or at the Closing.

          6.3 No Actions. No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, or shall have been threatened and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially affect the rights of Purchaser to own the Purchased Assets or to operate or control the Business following the Closing Date, or which might have a materially adverse effect thereon.

          6.4 Certificate. Purchaser shall have received a certificate, dated as of the Closing Date, duly executed by the President and Secretary of Seller as to the satisfaction of the conditions contained in Sections 6.1 and 6.2 hereof.

          6.5 Opinion. Purchaser shall have received the written opinion of JOHN W. CLARK, JR., ESQ., counsel to Seller, dated as of the Closing Date, in form and substance satisfactory to Purchaser and its counsel.

          6.6 Consents; Licenses and Permits. Seller and Purchaser shall have each obtained all consents, approvals, licenses and permits of governmental and regulatory authorities or other third parties necessary for the performance by each of them of all of their respective obligations under this Agreement.

          6.7 Assignment of Agreements. Purchaser shall have received duly executed assignments to all Listed Agreements set forth in Exhibit 3.17 constituting Assumed Liabilities hereunder, together with all consents and approvals to such assignments by other parties thereto, to the extent required thereunder.

          6.8 Bill of Sale and Other Assignments. Purchaser shall have received a duly executed Bill of Sale, trademark assignments and General Assignment and Assumption Agreement, all as set forth in Section 8.1 hereof.

          6.9 No Material Adverse Change. There shall have been no material adverse change as of the Closing Date in the Business or the Purchased Assets or the operations, financial status or prospects of Seller relating to the Business as of November 30, 1994.

          6.10 Due Diligence Investigations. All due diligence investigations and examinations undertaken by Purchaser and its attorneys, accountants and others in respect of the Business and Purchased Assets and the operations, financial status or future prospects thereof shall have been completed to the satisfaction of Purchaser.

          6.11      Seller Parent Guaranty.  Seller  Parent   Entity  shall
          have executed and delivered the Seller Parent Guaranty in favor of Purchaser in the form annexed hereto as Exhibit 10.10.

          6.12      Trademark License Agreement.  Purchaser    and   Seller
          shall have entered into the Trademark License Agreement set forth in Section 10.4.

          6.13 Non-Competition Agreements. Seller and Seller Parent Entity shall have each entered into a Non-Competition Agreement with Purchaser for a period of five (5) years following the Closing Date in the form annexed hereto as Exhibit 10.7.

          6.14      Ontario  Assets  Agreement.     Seller  Parent  Entity,
          Purchaser and HYDEL shall have entered into the Ontario Assets Agreement set forth in Section 10.12 hereof.

          6.15 CIT Termination Documents. CIT shall have executed and delivered to Purchaser all of the CIT Termination Documents as set forth in Section 2.1.1 hereof.

          6.16      Additional Termination Documents.  Seller   shall  have
          delivered or caused to be delivered the Additional Termination Documents as set forth in Section 2.1.3 hereof.

          6.17      Intercreditor Agreement.   Purchaser,  Seller, CIT  and
          TRANSAMERICA   shall  have   duly  executed  and   delivered  the
          Intercreditor Agreement.

          6.18      Additional  Documents.     Seller shall  have delivered
          all such other certificates and documents as Purchaser or its counsel may have reasonably requested.

          6.19 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement, or incidental thereto, and all other related legal matters shall have been approved as to the form and substance by counsel to Purchaser, which approval shall not be unreasonably withheld or delayed.

                ARTICLE VII.  CONDITIONS PRECEDENT TO THE OBLIGATIONS
                              OF SELLER.


                    The  obligations of Seller  to enter into  and complete
          the Closing are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions, any one or more of which may be waived by Seller (except when the fulfillment of such condition is a requirement of law):

          7.1       Truth  of  Representations and  Warranties.         All
          representations  and warranties  of Purchaser  contained in  this

          Agreement and in any written statement, Exhibit, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

          7.2 Compliance with Covenants. Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

          7.3 No Actions. No action, suit, proceeding, or investigation shall have been instituted, and be continuing, before a court or before or by a governmental body or agency, or have been threatened, and be unresolved, by any governmental body or agency to restrain or prevent, or obtain damages in respect of, the carrying out of the transactions contemplated hereby.

          7.4 Certificate. Seller shall have received a certificate duly executed by the President of Purchaser, dated as of the Closing Date, as to the satisfaction of the conditions contained in Sections 7.1 and 7.2.

          7.5 Opinion. Seller shall have received the opinion of Messrs. FRENKEL & HERSHKOWITZ, counsel to Purchaser, dated as of the Closing Date, in form and substance satisfactory to Seller and its counsel.

          7.6 Consents; Licenses and Permits. Seller and Purchaser shall have each obtained all consents, approvals, licenses and permits of governmental and regulatory authorities or other third parties necessary for the performance by each of them of all of their respective obligations under this Agreement.

          7.7 Trademark License Agreement. Purchaser and Seller have entered into the Trademark License Agreement set forth in Section 10.4.
          7.8 Purchaser Affiliate Guaranty. PROVIDENT shall have executed and delivered to the Purchaser Affiliate Guaranty in favor of Seller in form annexed hereto as Exhibit 10.11.

          7.9       Ontario  Assets Agreement.    Purchaser, Seller  Parent
          Entity and HYDEL shall have entered into the Ontario Assets Agreement set forth in Section 10.12 hereof.

          7.10 Additional Documents. Purchaser shall have delivered all such certified resolutions, certificates and documents with respect to Purchaser as Seller or its counsel may have reasonably requested.

          7.11 Approval of Counsel. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto, and all other related legal matters, shall have been approved as to form and substance by counsel to Seller, which approval shall not be unreasonably withheld or delayed.


          ARTICLE VIII.  ITEMS TO BE DELIVERED AT CLOSING.

          8.1       Items to be  Delivered by Seller.      At  the Closing,
          Seller will deliver or cause to be delivered to Purchaser each of the following instruments and documents:

                    (a)  a  Bill of Sale in the  form annexed hereto as
               Exhibit 8.1A;

                    (b) assignment of trade names in the form annexed hereto as Exhibit 8.1B;

                    (c) General Assignment and Assumption Agreement in the form annexed hereto as Exhibit 8.1C;

                    (d) such other deeds, instruments of conveyance, assignment and transfer, in form and substance satisfactory to Purchaser and its counsel, as shall be necessary or appropriate to convey, transfer and assign and to vest in, Purchaser good and marketable title to the Purchased Assets, free and clear of all liabilities, obligations, liens and encumbrances of any kind or nature whatsoever;

                    (e)  the certificate required by Section 6.4;

                    (f)  the opinion required by Section 6.5;

                    (g)  evidence   that  all   of  the   consents  and
               approvals required by Sections 6.6 and 7.6 have been obtained;

                    (h)  all   assignments  of   agreements,  and   all
               applicable consents of other parties thereto, required by Section 6.7;

                    (i)  the   Seller  Parent   Guaranty  required   by
               Sections 6.11 and 10.10;

                    (j) the Trademark License Agreement required by Sections 6.12 and 10.4;

                    (k) the Non-Competition Agreements required by Sections 6.13 and 10.7;

                    (l)  the  Ontario  Assets   Agreement  required  by
               Sections 6.15 and 10.12;

                    (m) the CIT Termination Documents required by Sections 2.1.1 and 6.16;

                    (n) the Additional Termination Documents required by Sections 2.1.3 and 6.17;

                    (o)  the   Intercreditor   Agreement   required  by
               Sections 2.1.2 and 6.18;

                    (p) all keys and combinations to locks, safes and security systems relating to the Purchased Assets;

                    (q)  all  contracts,  files   and  other  data  and
               documents pertaining to the Purchased Assets; and

                    (r) such other certified resolutions, documents and certificates as are required to be delivered by Seller pursuant to the provisions of this Agreement.

          8.2       Items to be Delivered by Purchaser.     At the Closing,
          Purchaser will deliver or cause to be delivered to Seller each of the following instruments and documents:

                    (a) immediately available funds in the amount of the Cash Portion of the Purchase Price, together with the release of the Downpayment to Seller, as required by
               Section 2.1;

                    (b)   The Purchase Note required by Section 2.1;

                    (c)  the certificate required by Section 7.4;

                    (d)  the opinion required by Section 7.5;

                    (e)  the   General   Assignment    and   Assumption
               Agreement in the form annexed hereto as Exhibit 8.1C;

                    (f) the Trademark License Agreement required by Sections 7.7 and 10.11; and

                    (g) the Purchaser Affiliate Guaranty required by Sections 7.8 and 10.11; and

                    (h) the Ontario Assets Agreement required by Sections 7.9 and 10.12; and

                    (i) such other certified resolutions, documents and certificates as are required to be delivered by Purchaser pursuant to the provisions of this Agreement.


                    ARTICLE IX.  SURVIVAL OF REPRESENTATIONS;

                                 INDEMNIFICATION; SECURITY.


          9.1 Survival. The parties hereby agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a period of three (3) years; provided, however, that the representations and warranties set forth in Sections 1.6.2 (union agreement), 3.9 (taxes), 3.15 (environmental protection) and 3.16 (products liability), respectively, shall survive until the expiration of the applicable statutes of limitation relating thereto, and that no time limitation shall apply to the representations and warranties set forth in Section 3.10 (title to Purchased Assets).

          9.2 Indemnification. Seller hereby agrees to save, defend, indemnify and hold harmless Purchaser and its officers, Directors, stockholders and agents (collectively, the "Indemnified Parties") from and against any and all demands, claims, losses, damages, liabilities, obligations, costs and expenses of every kind, nature and description (including, without limitation, reasonable attorneys' fees and expenses in connection with any action, claim or proceeding relating to such liabilities) (collectively, the "Liabilities"), suffered, sustained, incurred or required to be paid at any time by any of the Indemnified Parties resulting from, arising out of or relating to: (a) the untruth, inaccuracy or breach of any representation, warranty, covenant or agreement of Seller contained in or made pursuant to this Agreement or in any document, instrument or certificate delivered by or on behalf of Seller pursuant hereto; (b) the failure of Seller to pay, perform or discharge any liability or obligation of the Business which is an Excluded Liability in accordance with the terms thereof, as set forth in Section 1.5.1 hereof; or (c) any transaction, action or event commencing or occurring on or prior to the Closing Date which is not fully disclosed or provided for in this Agreement or the several Exhibits hereto, whether absolute or contingent, matured or unmatured or known or unknown (including without limitation, any tax Liabilities).

          9.3 Defense of Claims. Purchaser hereby agrees to notify Seller with reasonable promptness of any claim asserted against it by any third party which Seller may be obligated to indemnify under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim in reasonable detail, and, if possible, the manner of calculation thereof.

                    9.3.1 Seller shall have the right to assume the defense of any such third-party claim asserted against Seller and/or Purchaser, whereupon Seller shall defend such claim at its own expense and with counsel of its choice, which counsel shall be reasonably satisfactory to Purchaser, and Seller shall not be liable to Purchaser for any fees of other counsel, unless, in the reasonable judgment of Purchaser, representation of both Purchaser and Seller by the same counsel would be inappropriate due to an actual or potential conflict of interest between such parties. Notwithstanding the foregoing, Purchaser may, at its sole option, employ counsel to represent it in such action, at Purchaser's sole expense, and in such event, counsel selected by Seller shall cooperate with Purchaser's counsel in the defense, compromise or settlement of such claim. If, however, in the reasonable opinion of Purchaser, any such claim shall involve a matter which could have a material adverse effect upon the Business or Purchased Assets, then Purchaser shall have the right to assume the defense of such claim. In the event that Seller fails or elects not to exercise its right to defend such claim or Purchaser otherwise assumes the defense of such claim hereunder, then Purchaser may take whatever action it deems appropriate, and any final action with respect to such claim shall be binding and conclusive upon Seller as to the amount of and the liability for such claim; provided, however, that Purchaser will not settle such action or claim without the prior consent of Seller, which consent shall not be unreasonably withheld or delayed. The parties hereby agree to cooperate to the fullest extent possible in connection with any claim for which indemnification is or may be sought hereunder.

          9.4 Setoff Rights. Except as set forth in Section 2.1.2 hereof, Purchaser shall not be entitled to setoff its obligation to pay any amounts due under the Purchase Note against the amount of any claim for indemnification by Seller under Section 9.2 hereof.

          9.5 Rights without Prejudice. The rights of Purchaser under this Article IX are without prejudice to any other right or remedies that they may have by reason of this Agreement or as otherwise provided at law or in equity.

                   ARTICLE X.  ACTIONS FOLLOWING THE CLOSING DATE.

          10.1 Further Assurances. Following the Closing Date, each party hereto shall execute and deliver, or cause to be executed and delivered, such other documents and instruments, and will do and perform all other acts as may reasonably be required by such other party to evidence the validity of, or to perfect the full and proper performance of this Agreement. Seller hereby agrees that it will make available, without any cost, fee, expense or charge, to Purchaser and its employees, agents, representatives, attorneys and accountants, all books and records in the possession or control of Seller and its Affiliates, to the extent such books and records relate to the operation of the Business and the Purchased Assets.

          10.2 Power of Attorney. Without limitation of any provisions of this Agreement, effective upon the Closing, Seller hereby duly constitutes and appoints Purchaser and any of Purchaser's officers and their respective successors and assigns, and each of them, as the true and lawful attorneys of Seller, with full power of substitution, in their own names or in the name of Seller, but for their own benefit and at their own expense: (a) to institute and prosecute all proceedings which any of them may deem proper in order to collect, assert or enforce any claim, right or title of any kind in or to the assets and properties comprising the Business and Purchased Assets and to do all such acts and things in relation thereto as they shall deem advisable; and (b) to take all actions which any of them may deem proper in order to provide for them the licenses, commitments, orders and other documents or instruments comprising a part of the Business or Purchased Assets. Seller hereby acknowledges that the foregoing powers are coupled with an interest and, upon the Closing, shall not be revocable thereafter in any manner or for any reason.

          10.3 Preservation of Records. Purchaser hereby agrees that it shall cause to be preserved and kept the records of Seller related to the Business and Purchased Assets delivered to it hereunder for a period of six (6) years following the Closing Date, and shall make such records available to Seller as may be reasonably required by Seller in connection with any legal proceedings involving, or governmental investigations or tax examinations of, Seller; provided, however, that: (i) any such access shall not disrupt the normal operations of the Business following the Closing; and (ii) Seller or its representatives shall furnish Purchaser with written notice requesting such access not less than five (5) business days prior thereto and specifying the reasons therefor.

                    10.3.1 Purchaser hereby agrees that, for a period of six (6) years following the Closing Date, it will give prior written notice of not less than thirty (30) days to Seller of Purchaser's intention to destroy any financial, tax or other records acquired from Seller pursuant to this Agreement. In the event that Seller notifies Purchaser of its intention to inspect such records which Purchaser intends to destroy, then Purchaser agrees to make such records available for Seller's inspection for an additional thirty (30) days and shall deliver to Seller any records which Seller desires to retain. Seller shall reimburse Purchaser for its reasonable out-of-pocket expenses (which shall not include salaries or overhead) in connection with such delivery of records.

          10.4 Trademark License Agreement. On or prior to the Closing Date, Seller and Purchaser shall enter into an agreement in the form of Exhibit 10.4 annexed hereto (the "Trademark License Agreement") pursuant to which Purchaser, as Licensor,

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          shall grant  to Seller, as Licensee, a license on a perpetual and
          royalty-free   basis  to  utilize  only  those  trade  names  and
          trademarks constituting part of the Purchased Assets hereunder which shall be designated by Seller prior to the Closing (the "Licensed Marks") for use exclusively in connection with the Test
          Switch Business following  the Closing Date.   The designation of
          the Licensed Marks shall be made by written notice by Seller to Purchaser, which notice shall be received prior to the Closing Date. Pursuant to such Trademark License Agreement, Seller shall not be permitted to utilize the Licensed Marks for any other purpose whatsoever.

          10.5 Change of Seller's Name. The parties hereby acknow-ledge that Purchaser is acquiring the corporate name of Seller (SUPERIOR TECHNOLOGY, INC.) as part of the Purchased Assets hereunder. Accordingly, Seller agrees to duly amend its Articles of Incorporation as of the Closing Date to change Seller's corporate name to TEST SWITCH TECHNOLOGY, INC. In addition, Seller hereby covenants and agrees to take all such actions required to assign or transfer such corporate name to Purchaser at the Closing.

          10.6 Bulk Transfer Laws. Seller shall indemnify and hold Purchaser harmless from and against any and all claims and liabilities which may be asserted at any time by any third parties against Purchaser or its successors and assigns resulting from Seller's non-compliance with any such bulk transfer or similar type of law applicable to the sale of the Purchased Assets hereunder. Any such claims relating to applicable bulk transfer laws shall be subject to Purchaser's setoff rights set forth in Section 2.1.2 hereof. In addition, Seller hereby waives any vendor liens on or attaching to the Purchased Assets.

          10.7 Non-Competition Agreements. In order that Purchaser shall possess and enjoy the full benefits of the Business and Purchased Assets purchased hereunder, each of Seller and the Seller Parent Entity and their respective Affiliates shall agree not to compete, directly or indirectly, with the Business for a period of five (5) years following the Closing Date and otherwise in accordance with the terms of the Non-Competition Agreements to be entered into between Purchaser and each of Seller and the Seller Parent Entity on or prior to the Closing Date in the form annexed hereto as Exhibit 10.7.

          10.8 Collection of Accounts Receivable. On the Closing Date, Seller shall deliver or cause to be deliver to Purchaser an itemized list of all accounts receivable relating to the Business outstanding as of the close of business of the business day immediately preceding the Closing Date (the "Pre-Closing Accounts Receivable"), which list shall be duly certified by an officer of Seller. As set forth in Section 1.3 hereof, all accounts receivable of the Business outstanding as of the Closing Date

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
          shall be Excluded Assets and retained by Seller. In addition, on the Closing Date, Seller shall give written notice of the sale and purchase of the Business hereunder to all of the customer accounts of the Business, and shall direct that all payments relating to the sale of Business products following the Closing be made directly to Purchaser or its designee.

                    10.8.1    Following the  Closing, Seller  shall collect
          the Pre-Closing Accounts Receivable at its sole expense. Seller shall promptly remit to Purchaser or its designee any funds so collected in respect of any accounts receivable of the Business for the period following the Closing Date. In addition, Purchaser shall promptly remit to Seller or its designee any funds so collected in respect of any Pre-Closing Accounts Receivable.

                    10.8.2 Seller shall have the right following the Closing Date to pursue the collection of any Pre-Closing Accounts Receivable; provided, however, that Seller shall not commence any collection or other action against any customer of the Business without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed. In addition, Seller agrees to utilize its best efforts not to otherwise engage in any action which could injure customer relationships of the Business following the Closing Date.

          10.9 Relocation of Purchased Assets. The parties hereby acknowledge and agree that Purchaser intends to move and relocate all of the Purchased Assets to its plant facility in Albemarle, North Carolina and/or other locations designated solely by Purchaser as promptly as practicable following the Closing Date. Accordingly, Seller hereby grants to Purchaser a license to use and occupy the Premises at the Facilities on a rent-free basis for purposes of relocating the Purchased Assets for a period of time not exceeding thirty (30) days following the Closing Date. During such relocation period, Seller shall reasonably assist and cooperate with Purchaser in connection with the shipment and relocation of the Purchased Assets.

          10.10     Seller Parent Guaranty.       On the Closing  Date, the
          Seller Parent Entity shall duly execute and deliver a guaranty in favor of Purchaser in the form of Exhibit 10.10 annexed hereto ("the Seller Parent Guaranty"). Pursuant to the Seller Parent Guaranty, the Seller Parent Entity shall guarantee all of the obligations of Seller under this Agreement, including without limitation, any indemnification obligations hereunder.

          10.11 Purchaser Affiliate Guaranty. On the Closing Date, PROVIDENT shall duly execute and deliver a guaranty in favor of Seller in the form of Exhibit 10.11 annexed hereto (the "Purchaser Affiliate Guaranty"). Pursuant to the Purchaser

          Affiliate  Guaranty,  PROVIDENT  shall   guarantee  all  of   the
          obligations of Purchaser under this Agreement.

          10.12 Ontario Assets Agreement. On the Closing Date, Seller Parent Entity, Purchaser and HYDEL shall enter into an agreement (the "Ontario Assets Agreement") providing that, during the initial period following the Closing not exceeding 120 days thereafter (the "Vendor Period"), HYDEL shall utilize its best efforts to act as manufacturer of all of Purchaser's requirements for certain component parts and sub-assemblies in connection with the Business for the designated purchase price and otherwise in the ordinary course. Promptly upon expiration of such Vendor Period, subject to the terms and conditions set forth in the Ontario Assets Agreement, Purchaser shall purchase all equipment and inventory in respect of the Business which are then owned by HYDEL and located at the Scarborough, Ontario Facility (the "Ontario Assets"). The purchase price for the Ontario Assets shall be an amount equal to $150,000.00 plus the aggregate value of the inventory purchased thereunder, which purchase price shall be payable in its entirety in cash at the closing thereof. For purposes hereof, "HYDEL" shall mean HYDEL ENTERPRISES, INC. (formerly Stelpro Limited), which is a corporation organized under the laws of the Province of Ontario, Canada, and a wholly-owned subsidiary of the Seller Parent Entity and an Affiliate of Seller.


                        ARTICLE XI.  MISCELLANEOUS PROVISIONS.

          11.1      Expenses;  Transfer  Taxes.       Except  as  otherwise
          expressly provided in this Agreement, each of the parties hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby. Any transfer, documentary, gross receipts, sales and use taxes or other similar taxes resulting from the sale, assignment, transfer and delivery of the Purchased Assets hereunder shall be borne exclusively by Seller.

          11.2 Confidential Information. Each party hereby agrees that such party and its or his representatives will hold in strict confidence all information and documents received from the other parties and, if the transaction herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other parties all such documents (including the Exhibits hereto) then in such receiving party's possession without retaining copies thereof; provided, however, that each party's obligations under this Section 11.2 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the others or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or stockholders, as the case may be, which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed. The parties hereby agree that the remedy at law for any breach of this Section 11.2 will be inadequate and a non-breaching party will be entitled to injunctive relief to compel the breaching party to perform or refrain from action required or prohibited hereunder. The remedies set forth in this Section 11.2 shall not be deemed to be exclusive of any rights or remedies which the non-breaching party may be entitled to at law, in equity or otherwise.

          11.3 Modification, Termination or Waiver. This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

          11.4 Publicity. The parties hereby agree that no publicity, release or other public announcement concerning the transactions contemplated by this Agreement shall be issued by either party without the advance approval of both the form and substance of the same by the other party and its counsel, which approval, in the case of any publicity, release or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

          11.5 Notices. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or be mailed by certified or registered mail, postage prepaid, and shall be deemed given when so delivered personally, or if mailed, three (3) days after the date of mailing, as follows:
                              if to Seller, at:

                              Superior Technology, Inc.
                              c/o Electric Gas and Technology, Inc.
                              13636 Neutron Road
                              Dallas, Texas 75244-4410
                              Attention:  S. Mort Zimmerman, President

                              with a copy, to:

                              John W. Clark, Jr., Esq.
                              Glen Lakes Tower
                              9400 N. Central Expressway
                                Suite 1320
                              Dallas, Texas  75231
                              if to Purchaser, at:

                              American Circuit Breaker Corporation
                                c/o The Provident Group, Inc.
                              122 East 42nd Street
                                Suite 1115
                              New York, New York  10017
                              Attention:  Nathan J. Mazurek, President

                              with a copy to:

                              Frenkel & Hershkowitz
                              16 East 34th Street
                              New York, New York  10016
                              Attention:  Joshua Glikman, Esq.

          The parties may change the persons and addresses to which the notices or other communications are to be sent by giving written notice of any such change in the manner provided herein for giving notice.

          11.6 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. No assignment of any rights or delegation of any obligations provided for herein may be made by any party hereto without the express written consent of the other party; provided, however, that Purchaser may at any time assign all or any portion of its right, title and interest under this Agreement to any of its Affiliates without the consent or approval of Seller.

          11.7 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and merges and supersedes all prior agreements and understandings, written or oral, with respect thereto.

          11.8 Exhibits. All Exhibits annexed hereto and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Exhibits, documents or instruments shall be deemed to refer to and include all such Exhibits, documents and instruments.

          11.9 Affiliates. For purposes of this Agreement, an "Affiliate" of any party hereto is a person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such party. As used in the foregoing sentence, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity whether through the ownership of voting securities by contract or otherwise.

          11.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without giving effect to principles of conflicts of law.

          11.11     Counterparts.  This  Agreement   may  be   executed  in
          counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

          11.12 Section Headings. The section headings contained in this Agreement are inserted for conveniences of reference only and shall not affect the meaning or interpretation of this Agreement. Any reference in this Agreement to the plural form shall also be deemed to refer to the singular form when appropriate.

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                   SUPERIOR TECHNOLOGY, INC.



                                   By:   /s/ S. Mort Zimmerman
                                        S. Mort Zimmerman, President


                                   AMERICAN CIRCUIT BREAKER CORPORATION



                                   By:   /s/ Nathan J. Mazurek
                                        Nathan J. Mazurek, President

                                   EXHIBITS TO APA


          Exhibit 1.3    -    Excluded Equipment

          Exhibit 1.4    -    Assumed Liabilities

          Exhibit 2.1    -    Purchase Note

          Exhibit 3.2    -    Subsidiaries

          Exhibit 3.3    -    Consents - Seller

          Exhibit 3.5    -    Liabilities

          Exhibit 3.8    -    Adverse Developments

          Exhibit 3.9    -    Taxes

          Exhibit 3.10   -    Liens

          Exhibit 3.11   -    Intellectual Property

          Exhibit 3.12   -    Insurance Policies

          Exhibit 3.13   -    Litigation

          Exhibit 3.14   -    Violations

          Exhibit 3.15   -    Environmental Protection

          Exhibit 3.16   -    Products Liability

          Exhibit 3.17   -    Listed Agreements

          Exhibit 3.18   -    Personal Property

          Exhibit 3.19   -    Inventory

          Exhibit 3.21   -    Permits

          Exhibit 3.23   -    Customers; Suppliers

          Exhibit 4.3    -    Consents - Purchaser

          Exhibit 8.1A   -    Bill of Sale

          Exhibit 8.1B   -    Assignment of Trade Names

          Exhibit 8.1C   -    General Assignment and Assumption Agreement

          Exhibit 10.4   -    Trademark License Agreement

          Exhibit 10.7   -    Non-Competition Agreements

          Exhibit 10.10  -    Seller Parent Guaranty

          Exhibit 10.11  -    Purchaser Affiliate Guaranty

          Exhibit 10.12  -    Ontario Assets Agreement



                                      Schedules


          Schedule A     -    Allocation Statement



                                   Additional Items


          1.   Officers' Certificates - Seller

          2.   Officers' Certificates - Purchaser

          3.   Opinion - Seller's Counsel

          4.   Opinion - Purchaser's Counsel

          5.   Amended Articles of Incorporation - Seller

          6.   CIT Termination Documents

          7.   Additional Termination Documents

          8.   Certified List of Pre-Closing Accounts Receivable